Exhibit 10.73

Shanghai Bank

Loan Hypothecation Contract

Contract Number: 1598020218
Pledgor: Shanghai Fangyuan Digital Technology Company, Ltd.	Telephone: 64951122
Registered Address: No. 421, Zhongshan East Road, Bldg. No. 62	Postal Code: 200233
Primary Place of Business: ____________________________	Postal Code: ______
Legal Representative: Wang Guoxiong	Facsimile: 64951116
Appointed Agent: ________________	Facsimile: ________
Bank of Basic Account: _______________________________	Account No.: __________
E-mail Address: _______________ Company Website: ______________
Pledgee: Shanghai Bank Caohejing Branch Telephone: 54902159	Facsimile: 54902144
Primary Place of Business: No. 6, Caobao Road	Postal Code: 200233
Legal Representative: Meng Yanli	Facsimile: 64758067
Appointed Agent: _______________	Facsimile: ________
E-mail Address: ________________ Company Website:_____________

Pledgor and Pledgee, in accordance with the provisions of the People's Republic of China Security Act and other relevant laws, regulations, rules and provisions, having reached a consensus through consultations, hereby conclude this Contract for the purpose of joint performance hereof.

(Explanation: o in this Contract indicate options; chosen options are marked with U , while those not chosen are marked with X.)

Article 1 Principal Creditor's Rights

The principal creditor's rights are with respect to the loan principal of (spelled out) Ten Million Yuan Exactly under the terms of Loan Contract number 15980 between Lender, Shanghai Bank Caohejing Branch, and Borrower, Shanghai Fangyuan Digital Technology Company, Ltd.

Article 2 Term of Borrower's Fulfillment of Debt Obligation

The term of Borrower's fulfillment of debt obligation is from December 2002 through June 2003. If the term for fulfillment of debt obligation in this Contract is inconsistent with loan documentation, the information recorded in loan documentation shall prevail.

Article 3 Effective Term of Hypothecation

The hypothecation shall exist concurrent to the creditor's rights that it secures; as long as the creditor's rights are not eliminated, the hypothecation shall not be eliminated.

Article 4 Pledged Property

For details concerning the pledged property, see the attached List of Pledged Property.

Article 5 Scope of Pledge Security

U The scope of pledge security shall be the full creditor's rights enjoyed by Pledgee under the terms of the Loan Contract referred to in Article 1 of this Contract, including loan principal, interest, penalty interest, breach of contract penalties, compensation amounts, pledged property custodian fees and expenses to realize hypothecation rights.

X The scope of pledge security shall be _______________________________________________

________________________________________________________________ _________________.

Article 6 Delivery of Pledged Property

Pledgor shall complete pledged property delivery procedures by [date blank]. For pledges of movable property, pledged property shall be delivered to Pledgee. For pledges of rights, pledge registration, recording and filing procedures for the relevant rights documentation shall be completed before delivery of same to Pledgee.

Article 7 Insurance Matters

7.1 If Pledgee deems necessary, Pledgor shall purchase property insurance for the pledged property, the insured value to be no lower than the stipulated amount of the pledge security scope set forth in Article 5 of this Contract. The term of insurance shall be continuous, and the overall valid term shall be no shorter than the term for borrower fulfillment of the debt obligation as set forth in Article 2 of this Contract. Prior to repayment in full on the part of Borrower of the debt obligation under the terms of the main contract, Pledgor must not terminate or cancel insurance for any reason.

7.2 The original insurance contract shall designate Pledgee as first beneficiary of insurance compensation, and shall be turned over to Pledgee for safekeeping.

7.3 Insurance expenses shall be borne by Pledgor.

Article 8 Notary Matters

If Pledgee deems necessary, Pledgor shall have this Contract notarized in concert with Pledgee. Notary fees shall be borne by Pledgor.

Article 9 Declarations and Warranties

9.1 Pledgor declares:

9.1.1 That Pledgor is an enterprise juridical person U institution juridical person q other economic organization approved for registration by a Chinese industry and commerce administrative organ U administrative authority , has passed the required annual inspections, exists validly, and is qualified and competent to conclude and fulfill this Contract, and meets the following criteria:

9.1.1.1 That it is in possession of a loan card issued by the Shanghai Branch of the People's Bank of China which has further passed annual review;

9.1.1.2 That conclusion and fulfillment of this Contract are in compliance with the provisions of the Company's Articles of Association, and do not conflict with other contracts already concluded;

9.1.2 That Pledgor is a natural person with the capacity for civil conduct to conclude and fulfill this Contract;

9.1.3 That it fully understands all contents of the loan contract referred to in Article 1 of this Contract, and that it is voluntarily providing pledge security to Pledgee;

9.1.4 That all certificates and documentary information turned over to Pledgor are authentic, legal, complete and valid, and that nothing is concealed or falsified;

9.1.5 That it owns full and legal rights of disposition of the pledged property provided, and that disposition of said pledged property has not been restricted by any other means prior to the conclusion of this Contract.

9.2 Pledgor warrants:

9.2.1 To accept and cooperate with Pledgee's verification of its qualifications and authority to pledge security, creditworthiness and repayment ability, and of the ownership and value of the pledged property and certificates concerning agreement to pledge property.

9.2.2 In the event of any of the following circumstances, Pledgor shall notify Pledgee in writing prior to the occurrence of the circumstance, or no later than the day after the occurrence of the circumstance, and shall provide relevant information; furthermore, in the event that pledge security qualifications, authorities or capacity are endangered, Pledgor shall take the initiative to adopt effective remedial measures:

9.2.2.1 Matters affecting the ownership and disposition of the pledged property, including corporate mergers, dissolution, bankruptcy, liquidation, or litigation;

9.2.2.2 Changes involving the corporate name, official seal, articles of association, address, contact address, contact telephone numbers, postal codes, bank of account and account number, primary place of business, legal representative or person in charge, registered capital, enterprise type, scope of operations, or term of operations;

9.2.2.3 Occurrence of succession as the result of Pledgor organizational changes;

9.2.2.4 Discovery that Borrower has endangered interests of Pledgor;

9.3 Pledgee warrants:

To properly safeguard the pledged property. In the event that pledged property is lost or damaged as the result of improper safekeeping, Pledgee shall bear civil liability, with the exception of causes attributable to force majeure.

Article 10 Registration and Custody

10.1 In the event that registration is required by law, the two parties to the Contract shall jointly complete registration procedures with the concerned registration authority. Registration expenses shall be borne by Pledgor.

10.2 Upon repayment in full of the debt obligation, the two parties to the Contract shall jointly complete procedures to cancel the registration with the original registration authority.

10.3 The pledged property and evidence of hypothecation rights shall be held in the custody of Pledgee. In the event that pledged property is handed over by Pledgor, a one-time custodian fee of ___---___ shall be paid to Pledgee. Pledgee shall issue a custody receipt to Pledgor.

Article 11 Realization of Hypothecation Rights

11.1 In the event of any of the following circumstances, if the creditor's rights have yet to be repaid in full, Pledgor shall negotiate with Pledgee to liquidate the pledged property by means of discounted price or auction. Priority will be given to application of proceeds received to the secured debt obligation.

11.1.1 Borrower fails to fulfill debt obligations that have come due;

11.1.2 In the event that Lender recalls the loan prematurely as the result of default on the part of Borrower, Pledgor shall bear corresponding pledge security liability prematurely.

11.1.3 In the event that Pledgor violates its declarations and warranties or fails to fulfill other obligations under this Contract;

11.1.4 Borrower or Pledgor engage in other conduct that infringes on the legal rights of Pledgee, affecting Pledgee's timely and full recovery of creditor's rights.

11.2 During the debt obligation fulfillment term, proceeds from the transfer or disposal of pledged property by Pledgor as approved in writing by Pledgee may be used for early repayment of the secured debt obligation, or may be deposited with Pledgee to be used for repayment, said deposits to be limited to the amount of the secured debt obligation.

11.3 In the event that Pledgor conceals the true circumstances of the pledged property, such that losses are incurred by Pledgee, Pledgor shall provide compensation therefor.

11.4 During the valid term of the Hypothecation Contract, Pledgee has the right to collect interest earnings for the pledged property, and to deposit collected interest earnings in Pledgor's special account established at Pledgee's offices, or Pledgor shall safeguard same by other means, to be used to repay the secured debt obligation after deduction of interest earnings collection fees.

11.5 In the event that the value of pledged property diminishes, Pledgee has the right to demand that Pledgor provide supplementary security of sufficient value; in the event that Pledgee incurs losses as the result of Pledgor's conduct, Pledgor shall compensate for such losses.

Article 12 Pledgee's Exercise of Rights

Unless Pledgee expressly forfeits the rights under this Contract in writing, failure to exercise or delayed exercise of all or partial rights under this Contract, or leniency or loosening of hypothecation criteria or procedures with respect to Pledgor shall not be construed as forfeiture of rights on the part of Pledgee.

Article 13 Independence of Contract

This Contract shall not be invalidated due to the invalidation of the loan contract referred to in Article 1.

Article 14 Composition of Contract

The List of Pledged Property is an integral component of this Contract, possessing equal legal effect as this Contract.

Article 15 Modification and Assignment of Contract

15.1 Revisions and supplements to this Contract and its integral components require the execution of corresponding written agreements upon arrival at consensus by the two parties through consultations.

15.2 During the valid term of this Contract, Pledgee has the right to assign all or part of the creditor's rights under the terms of the Loan Contract to a third party, and shall notify Pledgor of such assignment. Upon assignment of creditor's rights, the assignee shall enjoy the corresponding rights of the original Pledgee, and Pledgor shall continue to bear pledge security liability in accordance with the provisions of this Contract.

15.3 In the event that registration of modification and assignment of the Contract is required by law, registration procedures shall be completed with the concerned registration authorities.

Article 16 Dispute Resolution

16.1 In the event that disputes arise in the process of fulfillment of this Contract by the two parties, such disputes may be resolved through consultations, or litigation may be filed directly in the Pledgee's local People's Court of jurisdiction. During the term of consultations or litigation, the two parties must continue to fulfill the portions of the Contract not involved in the dispute.

16.2 In all cases of enforcement of this Contract, if the debt obligation fulfillment term has expired or if Lender recalls the loan prematurely due default on the part of Borrower, and debtor fails to fulfill its debt obligation, Pledgee may directly apply for compulsory execution of the pledged property.

Article 17 U Negotiated Addition

Pledgor guarantees that the daily inventory balance will be no less than Ninety Million Yuan RMB. If the balance falls lower than this, Pledgor shall promptly notify Pledgee, and shall replenish inventory within one day's time.

Article 18 Presentation Explanation

Pledgee submits that Pledgor should pay close attention to clauses in this Contract that waive or limit Pledgee's liability.

Article 19 Notice Method

19.1 Notice of relevant matters by the two parties to the Contract shall be made in writing and shall be delivered to the opposite party at the address of its primary place of business set forth on the first page of this Contract.

19.2 When sending notices to the addresses stated above, notices shall be deemed to have been delivered on the following dates: For notices sent by post, the postmark date of the registered letter; for notices delivered by special courier, the date on which the recipient signs for acceptance.

Article 20 Omissions

Matters not covered by this Contract shall be enforced in accordance with the relevant national laws, regulations and provisions.

Article 21 Term of Contract Validity

This Contract shall come into being upon signing and affixing of official seals by the legal representatives (persons in charge) or appointed agents of the two parties, and shall take effect upon handing over by Pledgor of pledged property or rights documents into Pledgee's possession, or upon registration (if registration is required by law). Contract shall terminate when Pledgor's security liability under the terms of this Contract is completely fulfilled.

Article 22 Number of Copies of Contract

There are two identical original copies of this Contract, one to be held by Pledgor, one to be held by Pledgee, and   ---   to be held by registration and notary authorities. The number of duplicates shall be determined as needed.

Pledgee ____________________________
[seals:] Shanghai Bank Contract Seal
Caohejing Branch
(Official Seal)

Legal Representative
(Person in Charge)
or Appointed Agent Meng Yanli
(Signature)
               Date Signed: [Blank] 2002
               Signed at: [illegible]

Pledgor ____________________________ [illegible] (Official Seal) Legal Representative (Person in Charge) or Appointed Agent Wang Guoxiong (Signature)

Attachment: List of Pledged Property

Attachment

LIST OF PLEDGED PROPERTY

Hypothecation Contract No. 1598
Name and Contents of Pledged Property	Quantity	Current Price/Appraised Price	Pledge Ratio (%)	Pledged Value	Related Document, Rights Certificate Numbers
					Ownership	Insurance	Notarization	Hypothecation Rights
		90 Million Yuan	22%	20 Million Yuan

Remarks:

1. Pledged Property contents refers to collateral brand, specifications, model numbers or the numbers of certificates of deposit, marketable securities or rights certificates.

2. If signed by appointed agent, power of attorney should be attached.

	Pledgor: Shanghai Fangyuan Digital Technology Co., Ltd (Official Seal) Legal Representative or Appointed Agent Wang Guoxiong				Pledgee: Shanghai Bank, Caohejing Branch Contract Seal (Official Seal) Legal Representative or Appointed Agent Meng Yanli [Date blank]